SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                             ----------------------




                                 SCHEDULE 13D/A
                                 (rule 13d-101)

                    Under the Securities Exchange Act of 1934


                                (Amendment No. 6)


                                 Microtune, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    59514P109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Thomas O. Hicks
                         200 Crescent Court, Suite 1600
                               Dallas, Texas 75201
                                 (214) 740-7300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)



                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]


                         (Continued on following pages)

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 2
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. Thomas O. Hicks
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             23,298
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           2,512,088
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     23,298
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     2,512,088
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,535,386
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          4.8%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 3
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 1-FOF Coinvestors Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           113
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     113
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          113
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                     [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 4
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse GP Partners L.A. Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           113
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     113
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          113
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 5
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse Latin America Fund GP Cayman, L.L.C.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           113
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     113
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          113
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 6
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Equity Fund IV (1999) Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           1,159,165
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     1,159,165
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,159,165
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 7
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Private Equity Fund IV (1999) Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           8,210
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     8,210
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,210
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 8
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Equity Fund IV/GP Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           1,167,375
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     1,167,375
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,167,375
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 9
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse PG-IV (1999), C.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           61,714
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     61,714
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          61,714
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 10
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Equity Fund IV/GP Partners (1999), C.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           61,714
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     61,714
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          61,714
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 11
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-P Coinvestors Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           919
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     919
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          919
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 12
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-EN Coinvestors Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           3,386
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,386
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,386
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 13
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-EQ Coinvestors Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           18,948
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     18,948
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          18,948
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 14
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM GP Partners IV Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           1,252,342
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     1,252,342
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,252,342
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.4%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 15
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Fund IV Cayman, LLC
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           1,252,342
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     1,252,342
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,252,342
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.4%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 16
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU 1-EN Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           1,939
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     1,939
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,939
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 17
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU 1-EQ Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           14,574
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     14,574
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,574
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 18
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU 1-P Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           3,018
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,018
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,018
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 19
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU Intermediate Partners I-C, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           19,531
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     19,531
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          19,531
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 20
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Europe Fund Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           1,135,126
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     1,135,126
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,135,126
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 21
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Europe Private Fund Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           13,576
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     13,576
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          13,576
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 22
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM PG Europe I, C.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           83,865
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     83,865
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          83,865
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 23
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU Fund I-C, Inc.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           1,252,098
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     1,252,098
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,252,098
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.4%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

Item 1. Security and Issuer

                  This Amendment No. 6 amends and restates the Statement on
Schedule 13D filed on December 12, 2000, as amended by Amendment No. 1 filed on August 15, 2001, by Amendment No. 2 filed on November 14, 2001, by Amendment No. 3 filed on November 21, 2001, by Amendment No. 4 on December 5, 2001 and by Amendment No. 5 on December 28, 2001. The class of equity securities to which this Schedule 13D/A (this "Statement") relates is the Common Stock par value $0.001 per share (the "Common Stock") of Microtune, Inc. (the "Company"). The address of the Company's principal executive offices is 2540 East Plano Parkway, Suite 188, Plano, Texas 75074.

Item 2. Identity and Background

         (a)      Name of Person(s) Filing this Statement (the "Filing
                  ----------------------------------------------------
                  Parties"):
                  ----------

                  Mr. Thomas O. Hicks;
                  HM 1-FOF Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 1-FOF");
                  Hicks, Muse GP Partners L.A. Cayman, L.P., a Cayman Islands
                           limited partnership ("GP Partners L.A.");
                  Hicks, Muse Latin America Fund GP Cayman, L.L.C., a Cayman
                           Islands limited liability company ("Latin America Fund");
                  HMTF Equity Fund IV (1999) Cayman, L.P., a Cayman Islands
                           limited partnership ("HMTF Equity Fund");
                  HMTF Private Equity Fund IV (1999) Cayman, L.P., a Cayman
                           Islands limited partnership ("HMTF Private Equity");
                  HM Equity Fund IV/GP Cayman, L.P., a Cayman Islands limited partnership ("HM Equity Fund IV/GP");
                  Hicks, Muse PG-IV (1999), C.V., a limited partnership
                           organized under the laws of the Netherlands
                           ("PG-IV");
                  HM Equity Fund IV/GP Partners (1999), C.V., a limited
                           partnership organized under the laws of the Netherlands ("HM Equity Partners");
                  HM 4-P Coinvestors Cayman, L.P., a Cayman Islands limited
                           partnership ("HM 4-P");
                  HM 4-EN Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 4-EN");
                  HM 4-EQ Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 4-EQ");
                  HM GP Partners IV Cayman, L.P., a Cayman Islands limited
                           partnership ("HM GP Partners");
                  HM Fund IV Cayman, LLC, a Cayman Islands limited liability company ("HM Fund IV");
                  HMEU 1-EN Coinvestors, L.P., a Cayman Islands limited
                           partnership ("HMEU 1-EN");
                  HMEU 1-EQ Coinvestors, L.P., a Cayman Islands limited
                           partnership ("HMEU 1-EQ");

                  HMEU 1-P Coinvestors, L.P., a Cayman Islands limited
                           partnership ("HMEU 1-P");
                  HMEU Intermediate Partners I-C, L.P., a Cayman Islands limited partnership ("HMEU Intermediate");
                  HMTF Europe Fund Cayman, L.P., a Cayman Islands limited
                           partnership ("HMTF Europe");
                  HMTF Europe Private Fund Cayman, L.P., a Cayman Islands
                           limited partnership ("HMTF Europe Private");
                  HM PG Europe I, C.V., a limited partnership organized under the laws of the Netherlands ("HM PG");
                  HMEU Fund I-C, Inc., a Cayman Islands corporation ("HMEU Fund
                           I-C");

         (b) - (c)

                  Mr. Thomas O. Hicks

                  Mr. Thomas O. Hicks is a partner of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole member of Latin America Fund, which is the sole general partner of GP Partners L.A., which is the sole general partner of HM 1-FOF. Mr. Hicks is also the sole member of HM Fund IV, which is the sole general partner of HM GP Partners, which is the sole general partner of HM 4-EQ, HM 4-EN, HM 4-P, and HM Equity Partners, which is the sole general partner of PG-IV. HM GP Partners is also the sole general partner of HM Equity Fund IV/GP, which is the sole general partner of HMTF Private Equity and HMTF Equity Fund. Mr. Hicks is also the sole member and sole director of HMEU Fund I-C, which is the sole general partner of HMTF Europe, HMTF Europe Private and HM PG. HMEU Fund I-C is also the sole general partner of HMEU Intermediate, which is the sole general partner of HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

                  HM 1-FOF

                  HM 1-FOF is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 1-FOF, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to GP Partners L.A., the sole general partner of HM 1-FOF, is set forth below.

                  GP Partners L.A.

                  GP Partners L.A. is a Cayman Islands limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including HM 1-FOF. The business address of GP Partners L.A., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Latin America Fund, the sole general partner of GP Partners L.A., is set forth below.

                  Latin America Fund

                  Latin America Fund is a Cayman Islands limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners L.A. The business address of Latin America Fund, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member of Latin America Fund, is as previously set forth in this
Item 2(b).

                  HMTF Equity Fund

                  HMTF Equity Fund is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Equity Fund, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity Fund IV/GP, the sole general partner of HMTF Equity Fund is set forth below.

                  HMTF Private Equity

                  HMTF Private Equity is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Private Equity, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity Fund IV/GP, the sole general partner of HMTF Private Equity is set forth below.

                  HM Equity Fund IV/GP

                  HM Equity Fund IV/GP is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships, including HMTF Equity Fund and HMTF Private Equity. The business address of HM Equity Fund IV/GP, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM Equity Fund IV/GP, is set forth below.

                  PG-IV

                  PG-IV is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM Equity Partners, the sole general partner of PG-IV, is set forth below.

                  HM Equity Partners

                  HM Equity Partners is a limited partnership organized under the laws of the Netherlands, the principal business of which is to serve as the sole general partner of PG-IV. The business address of HM Equity Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM Equity Partners, is set forth below.

                  HM 4-P

                  HM 4-P is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-P, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-P, is set forth below.

                  HM 4-EN

                  HM 4-EN is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-EN, is set forth below.

                  HM 4-EQ

                  HM 4-EQ is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-EQ, is set forth below.

                  HM GP Partners

                  HM GP Partners is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM Equity Fund IV/GP, HM Equity Partners, HM 4-P, HM 4-EN, and HM 4-EQ. The business address of HM GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Fund IV, the sole general partner of HM GP Partners, is set forth below.

                  HM Fund IV

                  HM Fund IV is a Cayman Islands limited liability company, the principal business of which is serving as the sole general partner of HM GP Partners. The business address of HM Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to

Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member of HM Fund IV, is as previously set forth in this Item 2(b).

                  HMEU 1-EN

                  HMEU 1-EN is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-EN, is set forth below.

                  HMEU 1-EQ

                  HMEU 1-EQ is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-EQ, is set forth below.

                  HMEU 1-P

                  HMEU 1-P is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-P, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-P, is set forth below.

                  HMEU Intermediate

                  HMEU Intermediate is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HMEU 1-EN, HMEU 1-EQ and HMEU 1-P. The business address of HMEU Intermediate, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMEU Intermediate, is set forth below.

                  HMTF Europe

                  HMTF Europe is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Europe, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMTF Europe, is set forth below.

                  HMTF Europe Private

                  HMTF Europe Private is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Europe Private, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMTF Europe Private, is set forth below.

                  HM PG

                  HM PG is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of HM PG, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HM PG, is set forth below.

                  HMEU Fund I-C

                  HMEU Fund I-C is a Cayman Islands company, the principal business of which is serving as the sole general partner in various limited partnerships, including HMTF Intermediate, HMTF Europe, HMTF Europe Private, and HM PG. The business address of HMEU Fund I-C, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, the name, residence or business address, and present occupation or employment of each director, executive officer and controlling person of HMEU Fund I-C, are as follows:

                  Mr. Hicks is an executive officer of HMEU Fund I-C. Information with respect to Mr. Hicks is as previously set forth in this Item 2(b). In addition, each of John R. Muse, Charles W. Tate, Jack D. Furst and Dan
H. Blanks is presently an executive officer of HMEU Fund I-C.

                  The principal business address of each Messrs. Muse, Tate, Furst and Blanks is 200 Crescent Court Suite 1600, Dallas, Texas 75201. Each of Messrs. Muse, Tate, Furst and Blanks is presently an executive officer of Hicks Muse, a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other principal investing activities.

         (d) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

         (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

Item 3. Source and Amount of Funds or Other Consideration

                  On October 10, 2000, HMTF Temic/Microtune Cayman, L.P., a Cayman Islands limited partnership ("Temic"), made a pro-rata distribution without consideration, of shares of Common Stock to its partners, including the Filing Parties. Temic acquired such shares of Common Stock upon conversion of Series D and Series E Preferred Stock of the Company, which shares were purchased by Temic prior to the Company's initial public offering of the Common Stock (and registration of such Common Stock pursuant to Section 12 of the Exchange Act).

Item 4. Purpose of Transaction

                  The shares of Common Stock received by the Filing Parties described in Item 3 to this Statement were acquired as a result of the pro-rata distribution without consideration of shares of Common Stock of the Company from Temic to its partners and are being held by such Filing Parties for investment purposes. The Filing Parties intend to review continuously their position in the Company. Depending upon future evaluations of the business prospects of the Company and upon other developments, including, but not limited to, general economic and business conditions and stock market conditions, the Filing Parties may retain or from time to time increase their holdings or dispose of all or a portion of their holdings, subject to any applicable legal and contractual restrictions on their ability to do so.

                  On December 14, 2001, certain of the Filing Parties entered into an Underwriting Agreement with the Company and J.P. Morgan Securities Inc., Salomon Smith Barney Inc., SG Cowen Securities Corporation, Prudential Securities Incorporated, as the representatives of several underwriters (collectively, the "Underwriters"), for the sale of Common Stock to the Underwriters (the "Underwriting Agreement"). Pursuant to the Underwriting Agreement and the Company Registration Statement on Form S-3/A (SEC File No.:
333-67850), the Underwriters have an option to purchase additional shares of Common Stock held by certain of the Filing Parties up to an aggregate amount of 1,050,000 shares of Common Stock (the "Option"). On December 31, 2001, the Underwriters exercised a portion of the Option and certain of the Filing parties sold an aggregate of 528,000 shares of Common Stock to the Underwriters. The remainder of the Option will not be exercised.

                  In addition, pursuant to and in accordance with the provisions of Rule 144 promulgated under the Securities Act of 1933, the Filing Parties have and will from time to time sell shares of Common Stock.


                  In addition, the matters set forth in Item 6 below are incorporated in this Item 4 by reference as if fully set forth herein.

                  Except as set forth in this Item 4 (including the matters described in Item 6 below which are incorporated in this Item 4 by reference), the Filing Parties have no present plans or proposals that relate to or that would result in any actions specified in clauses (a) through (j) of Item 4 of
Schedule 13D of the Exchange Act.

Item 5. Interest in Securities of Issuer

         (a)

                           (1) Following the transactions described in Item 4,
                  Mr. Hicks may be deemed to beneficially own in the aggregate 2,512,088 shares of the Common Stock of the Company, representing approximately 4.8% of the outstanding shares of Common Stock. Of such shares, Mr. Hicks has sole voting and dispositive power with respect to 23,298 shares, and shared voting and dispositive power with respect to 2,512,088 shares as a result of the relationships described in paragraph (b)(1) below.

                           (2) Following the transactions described in Item 4,
                  HM 1-FOF may be deemed to beneficially own in the aggregate 113 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 1-FOF has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 113 shares as a result of the relationships described in paragraph (b)(2) below.

                           (3) Following the transactions described in Item 4,
                  GP Partners L.A. may be deemed to beneficially own in the aggregate 113 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, GP Partners L.A. has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 113 shares as a result of the relationships described in paragraph
                  (b)(3) below.

                           (4) Following the transactions described in Item 4,
                  Latin America Fund may be deemed to beneficially own in the aggregate 113 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, Latin America Fund has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 113 shares as a result of the relationships described in paragraph
                  (b)(4) below.

                           (5) Following the transactions described in Item 4,
                  HMTF Equity Fund may be deemed to beneficially own in the aggregate 1,159,165 shares of the Common Stock of the Company, representing approximately 2.2% of the outstanding shares of Common Stock. Of such shares, HMTF Equity Fund has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,159,165 shares as a result of the relationships described in paragraph (b)(5) below.

                           (6) Following the transactions described in Item 4,
                  HMTF Private Equity may be deemed to beneficially own in the aggregate 8,210 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMTF Private Equity has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,210 shares as a result of the relationships described in paragraph (b)(6) below.

                           (7) Following the transactions described in Item 4,
                  HM Equity Fund IV/GP may be deemed to beneficially own in the aggregate 1,167,375 shares of the Common Stock of the Company, representing approximately 2.2% of the outstanding shares of Common Stock. Of such shares, HM Equity Fund IV/GP has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,167,375 shares as a result of the relationships described in paragraph
                  (b)(7) below.

                           (8) Following the transactions described in Item 4,
                  PG-IV may be deemed to beneficially own in the aggregate 61,714 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, PG-IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 61,714 shares as a result of the relationships described in paragraph (b)(8) below.

                           (9) Following the transactions described in Item 4,
                  HM Equity Partners may be deemed to beneficially own in the aggregate 61,714 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HM Equity Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 61,714 shares as a result of the relationships described in paragraph
                  (b)(9) below.

                           (10) Following the transactions described in Item 4,
                  HM 4-P may be deemed to beneficially own in the aggregate 919 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 4-P has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 919 shares as a result of the relationships described in paragraph (b)(10) below.

                           (11) Following the transactions described in Item 4,
                  HM 4-EN may be deemed to beneficially own in the aggregate 3,386 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 4-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,386 shares as a result of the relationships described in paragraph (b)(11) below.

                           (12) Following the transactions described in Item 4,
                  HM 4-EQ may be deemed to beneficially own in the aggregate 18,948 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 4-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 18,948 shares as a result of the relationships described in paragraph (b)(12) below.

                           (13) Following the transactions described in Item 4,
                  HM GP Partners may be deemed to beneficially own in the aggregate 1,252,342 shares of the Common Stock of the Company, representing approximately 2.4% of the outstanding shares of Common Stock. Of such shares, HM GP Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,252,342 shares as a result of the relationships described in paragraph
                  (b)(13) below.

                           (14) Following the transactions described in Item 4,
                  HM Fund IV may be deemed to beneficially own in the aggregate 1,252,342 shares of the Common Stock of the Company, representing approximately 2.4% of the outstanding shares of Common Stock. Of such shares, HM Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,252,342 shares as a result of the relationships described in paragraph (b)(14) below.

                           (15) Following the transactions described in Item 4,
                  HMEU 1-EN may be deemed to beneficially own in the aggregate 1,939 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,939 shares as a result of the relationships described in paragraph (b)(15) below.

                           (16) Following the transactions described in Item 4,
                  HMEU 1-EQ may be deemed to beneficially own in the aggregate 14,574 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 14,574 shares as a result of the relationships described in paragraph (b)(16) below.

                           (17) Following the transactions described in Item 4,
                  HMEU 1-P may be deemed to beneficially own in the aggregate 3,018 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-P has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,018 shares as a result of the relationships described in paragraph (b)(17) below.

                           (18) Following the transactions described in Item 4,
                  HMEU Intermediate may be deemed to beneficially own in the aggregate 19,531 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU Intermediate has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 19,531 shares as a result of the relationships described in paragraph
                  (b)(18) below.

                           (19) Following the transactions described in Item 4,
                  HMTF Europe may be deemed to beneficially own in the aggregate 1,135,126 shares of the Common Stock of the Company, representing approximately 2.2% of the outstanding shares of Common Stock. Of such shares, HMTF Europe has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,135,126 shares as a result of the relationships described in paragraph (b)(19) below.

                           (20) Following the transactions described in Item 4,
                  HMTF Europe Private may be deemed to beneficially own in the aggregate 13,576 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMTF Europe Private has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 13,576 shares as a result of the relationships described in paragraph (b)(20) below.

                           (21) Following the transactions described in Item 4,
                  HM PG may be deemed to beneficially own in the aggregate 83,865 shares of the Common Stock of the Company, representing approximately 0.2% of the outstanding shares of Common Stock. Of such shares, HM PG has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 83,865 shares as a result of the relationships described in paragraph (b)(21) below.

                           (22) Following the transactions described in Item 4,
                  HMEU Fund I-C may be deemed to beneficially own in the aggregate 1,252,098 shares of the Common Stock of the Company, representing approximately 2.4% of the outstanding shares of Common Stock. Of such shares, HMEU Fund I-C has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,252,098 shares as a result of the relationships described in paragraph
                  (b)(22) below.

         (b)

                           (1) Of the 23,298 shares of Common Stock for which
                  Mr. Hicks has sole voting and dispositive power, 20,150 shares are held of record by Mr. Hicks, and 3,148 shares are held of record by Mr. Hicks as the trustee of certain trusts for the benefit of Mr. Hicks' children. Of the 2,512,088 shares of Common Stock for which Mr. Hicks has shared voting and dispositive power, 113 shares of Common Stock are owned of record by HM 1-FOF; 1,159,165 shares of Common Stock are owned of record by HMTF Equity Fund; 8,210 shares of Common Stock are owned of record by HMTF Private Equity; 61,714 shares of Common Stock are owned of record by PG-IV; 919 shares of Common Stock are owned of record by HM 4-P; 3,386 shares of

                  Common Stock are owned of record by HM 4-EN; 18,948 shares of Common Stock are owned of record by HM 4-EQ; 1,939 shares of Common Stock are owned of record by HMEU 1-EN; 14,574 shares of Common Stock are owned of record by HMEU 1-EQ; 3,018 shares of Common Stock are owned of record by HMEU 1-P; 1,135,126 shares of Common Stock are owned of record by HMTF Europe; 13,576 shares of Common Stock are owned of record by HMTF Europe Private; 83,865 shares of Common Stock are owned of record by HM PG; 794 shares of Common Stock are owned of record by TOH, Jr. Ventures, Ltd.; 5,954 shares of Common Stock are owned of record by TOH Investors, L.P.; and 787 shares held of record by MHH Ventures, Ltd.

                           GP Partners L.A. is the general partner of HM 1-FOF
                  and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM 1-FOF. Latin America Fund is the general partner of GP Partners L.A. and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners L.A. Mr. Hicks is the sole member of Latin America Fund and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Latin America Fund.

                           HM Equity Fund IV/GP is the general partner of HMTF
                  Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HMTF Equity Fund and HMTF Private Equity. HM Equity Partners is the general partner of PG-IV, and therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by PG-IV. HM GP Partners is the general partner of HM Equity Fund IV/GP, HM Equity Partners, HM 4-EQ, HM 4-EN and HM 4-P and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM Equity Fund IV/GP and HM Equity Partners and may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM 4-EQ, HM 4-EN and HM 4-P. HM Fund IV is the general partner of HM GP Partners and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM GP Partners. Mr. Hicks is the sole director and sole member of HM Fund IV and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM Fund IV.

                           HMEU Intermediate is the general partner of HMEU
                  1-EN, HMEU 1-EQ and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock held of record by HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P. HMEU Fund I-C is the general partner of HMEU Intermediate, HMTF Europe, HMTF Europe Private and HM PG and, therefore, may be deemed to be the beneficial owner of the shares held of record by HMTF Europe, HMTF Europe Private and HM PG, and may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HMEU Intermediate. Mr. Hicks is the sole director and sole member of HMEU Fund I-C and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HMEU Fund I-C.

                           TOH Management Company, LLC, a limited liability
                  company whose sole member is Mr. Hicks, is the sole general partner of each of TOH, Jr. Ventures, Ltd., TOH Investors, L.P. and MHH Ventures, Ltd. Therefore, Mr. Hicks may be deemed to be the beneficial owner of the shares of Common Stock owned of record by TOH, Jr. Ventures, Ltd., TOH Investors, L.P. and MHH Ventures, Ltd.

                           (2) Of the 113 shares of Common Stock for which HM
                  1-FOF has shared voting and dispositive power, 113 of such shares are held of record by HM 1-FOF.

                           (3) Of the 113 shares of Common Stock for which GP
                  Partners L.A. has shared voting and dispositive power, none of such shares are held of record by GP Partners L.A., and 113 of such shares are held of record by HM 1-FOF. GP Partners L.A. is the general partner of HM 1-FOF and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM 1-FOF.

                           (4) Of the 113 shares of Common Stock for which Latin
                  America Fund has shared voting and dispositive power, none of such shares are held of record by Latin America Fund, and 113 of such shares may be beneficially owned by Latin America Fund. Latin America Fund is the general partner of GP Partners L.A. and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners L.A.

                           (5) Of the 1,159,165 shares of Common Stock for which
                  HMTF Equity Fund has shared voting and dispositive power, 1,159,165 of such shares are held of record by HMTF Equity Fund.

                           (6) Of the 8,210 shares of Common Stock for which
                  HMTF Private Equity has shared voting and dispositive power, 8,210 of such shares are held of record by HMTF Private Equity.

                           (7) Of the 1,167,375 shares of Common Stock for which
                  HM Equity Fund IV/GP has shared voting and dispositive power, none of such shares are held of record by HM Equity Fund IV/GP, and 1,159,165 of such shares are held of record by HMTF Equity Fund and 8,210 of such shares are held of record by HMTF Private Equity. Equity Fund IV/GP is the general partner of HMTF Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares owned of record by both HMTF Equity Fund and HMTF Private Equity.

                           (8) Of the 61,714 shares of Common Stock for which
                  PG-IV has shared voting and dispositive power, 61,714 of such shares are held of record by PG-IV.

                           (9) Of the 61,714 shares of Common Stock for which HM
                  Equity Partners has shared voting and dispositive power, none of such shares are held of record by HM Equity Partners, and 61,714 of such shares are held of record by PG-IV. HM Equity Partners is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares owned of record by PG-IV.

                           (10) Of the 919 shares of Common Stock for which HM
                  4-P has shared voting and dispositive power, 919 of such shares are held of record by HM 4-P.

                           (11) Of the 3,386 shares of Common Stock for which HM
                  4-EN has shared voting and dispositive power, 3,386 of such shares are held of record by HM 4-EN.

                           (12) Of the 18,948 shares of Common Stock for which
                  HM 4-EQ has shared voting and dispositive power, 18,948 of such shares are held of record by HM 4-EQ.

                           (13) Of the 1,252,342 shares of Common Stock for
                  which HM GP Partners has shared voting and dispositive power, none of such shares are held of record by HM GP Partners, and 18,948 of such shares are held of record by HM 4-EQ, 3,386 of such shares are held of record by HM 4-EN, 919 of such shares are held of record by HM 4-P, 61,714 of such shares are held of record by PG-IV, 1,159,165 of such shares are held of record by HMTF Equity Fund, and 8,210 of such shares are held of record by HMTF Private Equity. HM GP Partners is the general partner of Equity Fund IV/GP which is the general partner of HMTF Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares owned of record by both HMTF Equity Fund and HMTF Private Equity. HM GP Partners is also the general partner of HM Equity Partners which is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares owned of record by PG-IV. HM GP Partners is also the general partner of HM 4-EQ, HM 4-EN and HM 4-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM 4-EQ, HM 4-EN and HM 4-P.

                           (14) Of the 1,252,342 shares of Common Stock for
                  which HM Fund IV has shared voting and dispositive power, none of such shares are held of record by HM Fund IV, and 1,252,342 of such shares may be deemed to be beneficially owned by HM Fund IV. HM Fund IV is the general partner of HM GP Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM GP Partners.

                           (15) Of the 1,939 shares of Common Stock for which
                  HMEU 1-EN has shared voting and dispositive power, 1,939 of such shares are held of record by HMEU 1-EN.

                           (16) Of the 14,574 shares of Common Stock for which
                  HMEU 1-EQ has shared voting and dispositive power, 14,574 of such shares are held of record by HMEU 1-EQ.

                           (17) Of the 3,018 shares of Common Stock for which
                  HMEU 1-P has shared voting and dispositive power, 3,018 of such shares are held of record by HMEU 1-P.

                           (18) Of the 19,531 shares of Common Stock for which
                  HMEU Intermediate has shared voting and dispositive power, none of such shares are held of record by HMEU Intermediate, and 1,939 of such shares are held of record by HMEU 1-EN, 14,574 of such shares are held of record by HMEU 1-EQ and 3,018 of such shares are held of record by HMEU 1-P. HMEU Intermediate is the general partner of HMEU 1-EN, HMEU 1-EQ and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMEU 1-EN, HMEU 1-EQ and HMEU 1-P.

                           (19) Of the 1,135,126 shares of Common Stock for
                  which HMTF Europe has shared voting and dispositive power, 1,135,126 of such shares are held of record by HMTF Europe.

                           (20) Of the 13,576 shares of Common Stock for which
                  HMTF Europe Private has shared voting and dispositive power, 13,576 of such shares are held of record by HMTF Europe Private.

                           (21) Of the 83,865 shares of Common Stock for which
                  HM PG has shared voting and dispositive power, 83,865 of such shares are held of record by HM PG.

                           (22) Of the 1,252,098 shares of Common Stock for
                  which HMEU Fund I-C has shared voting and dispositive power, none of such shares are held of record by HMEU Fund I-C, and 1,135,126 of such shares are held of record by HMTF Europe, 13,576 of such shares are held of record by HMTF Europe Private, 83,865 of such shares are held of record by HM PG, 1,939 of such shares are held of record by HMEU 1-EN, 14,574 of such shares are held of record by HMEU 1-EQ, and 3,018 of such shares are held of record by HMEU 1-P. HMEU Fund I-C is the general partner of HMTF Europe, HMTF Europe Private, and HM PG and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMTF Europe, HMTF Europe Private and HM PG. HMEU Fund I-C is also the general partner of HMEU Intermediate which is the general partner of HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P.

                  Each of the Filing Parties expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock covered by this Statement not owned by him or it of record.

         (c) See Item 4.

         (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock held of record by the applicable Filing Parties and beneficially owned by their respective sole general partners described in paragraphs (a) and (b) above is governed by the limited partnership and limited liability agreements, as applicable, of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or membership interests.

         (e) Not applicable.

Item 6.

                  The rights to distributions, division of profits and other arrangements relating to the Company's securities owned of record by the applicable Filing Parties and their respective general and limited partners or members are governed exclusively by their respective limited partnership agreements and limited liability company regulations. In addition, the matters set forth in Item 4 above are incorporated in this Item 6 by reference as if fully set forth herein.

Item 7. Material to be Filed as Exhibits

99.1 Joint Filing Agreement dated December 12, 2000 among Mr. Thomas O. Hicks, HM 1-FOF, GP Partners L.A., Latin America Fund, HMTF Equity Fund, HMTF Private Equity, HM Equity Fund IV/GP, PG-IV, HM Equity Partners, HM 4-P, HM 4-EN, HM 4-EQ, HM GP Partners, HM Fund IV, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMEU Intermediate, HMTF Europe, HMTF Europe Private, HM PG and HMEU Fund I-C. (1)

99.2 Underwriting Agreement, dated December 14, 2001 among the Company, HM 1-FOF, HMTF Equity Fund, HMTF Private Equity, PG-IV, HM 4-P, HM 4-EQ, HM 4-EN, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMTF Europe, HMTF Europe Private, HM PG and J.P. Morgan Securities, Inc., Salomon Smith Barney Inc., SG Cowen Securities Corporation, Prudential Securities Incorporated, as representatives of several underwriters.(2)

         ------------------------------------

         (1) Incorporated by reference to the Schedule 13D filed on behalf of Thomas O. Hicks on December 12, 2000.

         (2) Incorporated by reference to the Current Report on Form 8-K of the Company, filed on December 14, 2001.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 16, 2002                       By:                 *
--------------------------------          -------------------------------------
     Date                                      Thomas O. Hicks


                                      *By: /s/ David W. Knickel
                                          -------------------------------------
                                               David W. Knickel
                                               Attorney-in-Fact

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 January 16, 2002           HM 1-FOF COINVESTORS CAYMAN, l.P.
-----------------------
      Date
                            By: HICKS, MUSE GP PARTNERS L.A.. CAYMAN, L.P.,
                               its general partner

                                By: HICKS, MUSE LATIN AMERICA FUND GP CAYMAN,
                                    L.L.C.,
                                    its general partner


                                    By: /s/ David W. Knickel
                                        ----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002            HICKS, MUSE GP PARTNERS L.A. CAYMAN, L.P.
------------------------
       Date
                            By: HICKS, MUSE LATIN AMERICA FUND GP CAYMAN, L.L.C.
                               its general partner

                                By: /s/ David W. Knickel
                                    ------------------------------------------
                                    David W. Knickel
                                    Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002               HICKS, MUSE LATIN AMERICA FUND GP CAYMAN, L.L.C.
--------------------------
     Date
                               By: /s/ David W. Knickel
                                   -------------------------------------------
                                   David W. Knickel
                                   Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002         HMTF EQUITY FUND IV (1999) CAYMAN, L.P.
--------------------
     Date
                         By: HM EQUITY FUND IV/GP CAYMAN, L.P.,
                               its general partner

                             By: HM GP PARTNERS IV CAYMAN, L.P.,
                               its general partner

                                 By: HM FUND IV CAYMAN, LLC,
                                     its general partner


                                     By: /s/ David W. Knickel
                                         ---------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002      HMTF PRIVATE EQUITY FUND IV (1999) CAYMAN, L.P.
------------------
     Date
                      By: HM EQUITY FUND IV/GP CAYMAN, L.P.,
                          its general partner

                          By: HM GP PARTNERS IV CAYMAN, L.P.,
                               its general partner

                              By: HM FUND IV CAYMAN, LLC,
                                  its general partner


                                  By: /s/ David W. Knickel
                                      -----------------------------------------
                                      David W. Knickel
                                      Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002           HM EQUITY FUND IV/GP CAYMAN, L.P.
-------------------
     Date                   By: HM GP PARTNERS IV CAYMAN, L.P.,
                               its general partner

                                By: HM FUND IV CAYMAN, LLC,
                                    its general partner


                                 By: /s/ David W. Knickel
                                     ----------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002       HICKS, MUSE PG-IV (1999), C.V.
------------------
     Date
                       By: HM EQUITY FUND IV/GP PARTNERS (1999), C.V.,
                           its general partner

                           By: HM GP PARTNERS IV CAYMAN, L.P.,
                               its general partner

                               By: HM FUND IV CAYMAN, LLC,
                                   its general partner


                                   By: /s/ David W. Knickel
                                       ---------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002         HM EQUITY FUND IV/GP PARTNERS (1999), C.V.
-------------------
     Date
                         By: HM GP PARTNERS IV CAYMAN, L.P.,
                               its general partner

                             By: HM FUND IV CAYMAN, LLC,
                               its general partner

                                 By: /s/ David W. Knickel
                                     ------------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002            HM 4-P COINVESTORS CAYMAN, L.P.
-----------------------
     Date
                            By: HM GP PARTNERS IV CAYMAN, L.P.,
                               its general partner

                                By: HM FUND IV CAYMAN, LLC,
                                    its general partner


                                    By: /s/ David W. Knickel
                                        ---------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002         HM 4-EN COINVESTORS CAYMAN, L.P.
---------------------
     Date
                         By:  HM GP PARTNERS IV CAYMAN, L.P.,
                               its general partner

                              By: HM FUND IV CAYMAN, LLC,
                                  its general partner

                                  By: /s/ David W. Knickel
                                      ----------------------------------------
                                      David W. Knickel
                                      Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002          HM 4-EQ COINVESTORS CAYMAN, L.P.
---------------------
     Date
                          By:  HM GP PARTNERS IV CAYMAN, L.P.,
                               its general partner

                               By: HM FUND IV CAYMAN, LLC,
                                   its general partner


                               By: /s/ David W. Knickel
                                   ----------------------------------------
                                   David W. Knickel
                                   Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002               HM GP PARTNERS IV CAYMAN, L.P.
-------------------------
     Date
                               By: HM FUND IV CAYMAN, LLC,
                                   its general partner


                                   By: /s/ David W. Knickel
                                       ----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002                  HM FUND IV CAYMAN, LLC
----------------------------
     Date
                                  By: /s/ David W. Knickel
                                      ----------------------------------------
                                      David W. Knickel
                                      Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002          HMEU 1-EN COINVESTORS, L.P.
---------------------
     Date
                          By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                               its general partner

                              By: HMEU FUND I-C, INC.,
                                  its general partner

                                   By: /s/ David W. Knickel
                                       ----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002           HMEU 1-EQ COINVESTORS, L.P.
----------------------
     Date
                           By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                               its general partner

                               By: HMEU FUND I-C, INC.,
                                   its general partner

                                   By: /s/ David W. Knickel
                                       ----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002         HMEU 1-P COINVESTORS, L.P.
-------------------
     Date
                         By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                               its general partner

                             By: HMEU FUND I-C, INC.,
                               its general partner

                                 By: /s/ David W. Knickel
                                     ----------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002          HMEU INTERMEDIATE PARTNERS I-C, L.P.
--------------------
     Date
                          By: HMEU FUND I-C, INC.,
                               its general partner


                            By: /s/ David W. Knickel
                                  -----------------------------------------
                                David W. Knickel
                                  Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002             HMTF EUROPE FUND CAYMAN, L.P.
-----------------------
     Date
                             By: HMEU FUND I-C, INC.,
                               its general partner


                                 By: /s/ David W. Knickel
                                     ----------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002           HMTF EUROPE PRIVATE FUND CAYMAN, L.P.
---------------------
     Date
                           By: HMEU FUND I-C, INC.,
                               its general partner


                               By: /s/ David W. Knickel
                                   ----------------------------------------
                                   David W. Knickel
                                   Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002            HM PG EUROPE I, C.V.
----------------------
     Date
                            By: HMEU FUND I-C, INC.,
                               its general partner


                                By: /s/ David W. Knickel
                                    ----------------------------------------
                                    David W. Knickel
                                    Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 16, 2002            HMEU FUND I-C, INC.
-----------------------
     Date
                            By: /s/ David W. Knickel
                                 ----------------------------------------
                                David W. Knickel
                                 Vice President, Treasurer and Secretary

                                  EXHIBIT INDEX


         99.1 Joint Filing Agreement dated December 12, 2000 among Mr. Thomas O. Hicks, HM 1-FOF, GP Partners L.A., Latin America Fund, HMTF Equity Fund, HMTF Private Equity, HM Equity Fund IV/GP, PG-IV, HM Equity Partners, HM 4-P, HM 4-EN, HM 4-EQ, HM GP Partners, HM Fund IV, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMEU Intermediate, HMTF Europe, HMTF Europe Private, HM PG and HMEU Fund I-C. (1)

         99.2 Underwriting Agreement, dated December 14, 2001 among the Company, HM 1-FOF, HMTF Equity Fund, HMTF Private Equity, PG-IV, HM 4-P, HM 4-EQ, HM 4-EN, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMTF Europe, HMTF Europe Private, HM PG and J.P. Morgan Securities, Inc., Salomon Smith Barney Inc., SG Cowen Securities Corporation, Prudential Securities Incorporated, as representatives of several underwriters.(2)



                  ------------------------------------

                  (1) Incorporated by reference to the Schedule 13D filed on behalf of Thomas O. Hicks on December 12, 2000.

                  (2) Incorporated by reference to the Current Report on Form 8-K of the Company, filed on December 14, 2001.